Exhibit 10.36

Land Lease of

The Science Park Administration (1 Year)

Parties to this lease:

Landlord:                                             Science Park Administration (hereinafter referred to as Party A)

Tenant:                                                       Optronics International Corp. (hereinafter referred to as Party B) A0327

Whereas Party B falls into the category of science park enterprises, research institutes, venture incubator centres, branch offices of the administration authorities or commercial or industrial service firms approved by Party A consistent with Article 4 or Article 8 under the Regulation Regarding the Establishment of the Science Park, and Party A and Party B hereby have agreed that Party A will lease land illustrated under Article 1 of this agreement that are located in the Hsin Chu Science Park (hereinafter referred to as the land under this Agreement) for Party B’s use according to the following terms and conditions:

Article 1                                                   Indication & Rent under the Agreement

Land Illustration
City	Town	Location	Land No	Area (sqm)	Rent Per Unit NT$ (by sqm/month)	Due Rent Per month (NT$)	Remark
Hsin Chu		Section of Science Park Administration	117 inside	363	52.92	19,210	Only for the Use of Nearby Facilities of Product Process
	Total			363	52.92	19,210

Article 2

This lease term shall run from January 1, 2009 till December 31, 2009.

Upon the expiry date, this lease shall be terminated automatically unless Party A and Party B conclude another lease. Party B is not allowed to ask for the continuation of the lease or lease from time to time under any circumstances.

Article 3

The land under the agreement is solely used for nearby facilities of product process.

Article 4

Party B shall remain as a science park enterprise, a research institute, a venture incubator centre, a branch office of the administration authorities or a commercial or industrial service firms approved by Party A consistent with Article 4 or Article 8 under the Regulation Regarding the Establishment of the Science Park. Where Party B fails to meet the above mentioned eligibilities at the time of the signing of the lease, this lease shall be void and null. Where Party B no longer maintains such eligibilities hereafter and both Parties to this agreement agree to the immediate termination of this lease, Party A is not required to notify such termination of such legal forces.

Article 5

Except otherwise stated in Article 18, Party B shall not either transfer or sublease part or all of leased land hereof to others, or change the use or provide the use in violation of regulations.

Article 6

As of the day when the lease term begins, Party B shall pay a monthly rental amount equal to that set out in the first [illegible] above of the lease, and shall pay rent to Party A in rent payment procedures determined by Party A. Sales taxes shall be paid separately.

Party B, with the consent of Party A, uses land prior to the lease execution. In this case, Party B’s rent shall be calculated from the day when Party B put the land into use.

Article 7

Party A shall adjust land rent hereof at any time in conformity of provisions of relevant laws and regulations.

For the declared prices of the land hereof, the state land rent rate approved by the ROC Executive Yuan and other reasons, the land rent hereof shall be adjusted automatically in proportion starting from the next month when modification is fixed. Paid rents still require additional payment or refunding during the period.

Article 8

Party B shall pay punitive damages according to the following provisions if it fails to pay its rent and utility bills on time:

1.               It shall pay damages equal to 2% of the total amount due if its rent and utility bills are less than 1 month overdue;

2.               It shall pay damage equal to 5% of the total amount due if its rent and utility bills are more than 1 month but less than 2 months overdue;

3.               It shall pay damages equal to 10% of the total amount due if its rent and utility bills are more than 2 months but less than 3 months overdue;

4.               It shall pay damages equal to 15% of the total amount due if its rent and utility bills are more than 3 month overdue.

Article 9

Before the construction of buildings, Party B, on the basis of business nature and applied chemical raw materials, shall take necessary measures against the bad effects that occur (e.g., stingy smell, noise, radiation, contamination, glares, and strong vibration, etc), and shall submit to Party A detected pollution data of leased land soil, underground water. This rule shall also apply when Party B closes or suspends its business operations. Party B shall be held accountable for keeping the environment clean in the premises hereof, subject to Waste Disposal Act, Air Pollution Control Law, Water Pollution Control law, the Soil and Groundwater Pollution Remediation Act, and other regulations and rules concerning pollution prevention.

Article 10

Party B shall present an application form to Party A in case it wishes to draw underground water. Party A shall check and pass it to Water Conservation authorities subject to the Water Conservation Act.

Article 11

Party B shall complete construction at once only, based on the project plan proposed when it applies to Party A for land allocation. However, this rule may not apply if there are legitimate reasons which are also acknowledged by Party A in advance.

Where Party A has recognized the construction plan, and Party B finishes the building construction stage by phases, the first-phase construction lot shall be located by Party A.

Article 12

Party B shall apply for construction licence within three (3) months after the date of execution, subject to the Construction Law or relevant laws and based on the project plan proposed at the time of application for land allocation. It shall complete construction as scheduled in the project plan proposed. Where Party B fails to complete construction on the date originally scheduled for due causes, Party B shall apply to Party A for an extension no greater than six (6) months.

Buildings constructed by Party B on the land hereof shall be in conformity to Rules on Park Land Use Zoning Control.

Article 13

When constructing on the land, in light of green belts and sidewalks, buildings on the land adjoining roads over 30m in width shall be more than 10m far away from the sidewalks; buildings on the land adjoining roads over 20m wide shall be more than 8m far away from the sidewalks; building on the land adjoining roads over 10m shall be more than 6m far away from the sidewalks; building on the land which adjoins no road from back and from the side shall be more than 4m away from the site boundary.

Article 14

Buildings constructed on the land hereof by Party B shall use fireproof materials and structures, and shall be equipped with separate air defence shelters as specified in Building Technical Regulations. The direction of access into the building site shall be decided by Party A. Before the excavation of the building site, Party B shall cover trace in advance the underground pipeline diagram from Party A (construction team), and shall check to attach the document when applying for start-up.

Article 15

In case that buildings constructed on the land hereof require excavation on the park roads, [illegible] drain (feed) pipelines or other public facilities, Party B shall apply to Party A for prior approval and pay restoration deposit. After completion, Party B shall be responsible for the restoration. Otherwise, Party A shall confiscate the paid deposit.

Where Party B modifies or adds under- or above ground public facilities, it shall apply to Party A for prior approval. Since Party A shall plan and cope with the entire project, the expenses generated shall be paid by Party B.

Article 16

Party B shall excise due care and shall maintain over- or under- ground public facilities on the land. Where any damages occur, Party B shall be held liable for restoration and compensations.

Article 17

Buildings constructed by Party B on the land shall be limited to requirements of its own enterprise, and shall be used for approved purposes. Buildings constructed for Party B’s own use shall not be sub-leased to others or used for other purposes, unless otherwise stated in Article 18.

Article 18

Party B shall report to Party A for prior approval when Party B tends to sub-lease, sub-lend or surrender buildings constructed on land to others. Transference objects shall be limited to Park enterprises established by approval.

In case of sub-lease or transfer as set out in the preceding paragraph, the rent or transfer prices shall be approved by Party B. Further, Party A is entitled to a pre-emption under equal conditions as set out in Article 104 of the Land Law.

Article 19

Under any of the following circumstances, Party A shall have the right to notify Party B of the termination of the lease without returning the paid rent:

1.               Party B is disqualified to do business or provide services in the Science Park or is evicted from the Science Park by Party A as regulated in laws or acts;

2.               Party B violates the provisions of Articles 3(1) 9,11,13,14,15,16,22(1)(4)(5) or article23(2); and Party B fails to rectify the situation within the time limit set forth by Party A in its written notification to that effect.

3.               Party B fails to honour its payment in due time, and exceeds the amount or due time as set out in Land Law or Regulations regarding Administration of Science Industrial Park.

4.               Party B fails to apply for construction license within three (3) months of execution date of the lease and still fails to file an application after being notified by Party A with a deadline; or in case of disqualified application, Party B fails to rectify the application within limited period.

5.               Party B fails to complete construction as scheduled as per provisions of Article 12.

6.               Party B violates the provisions of Article 17 or 18 of the lease.

Article 20

In case that the lease is recognized as being null and void or is terminated, and that construction on the land is ongoing or the land form has been changed, Party B shall be liable for their restoration. But when the construction or land form transformation does not hinder the use of others, Party B is exempt from liability with the consent of Party A.

At lease expiration or within six (6) months of the termination, Party B shall transfer the buildings on the land as set out in Article 18 under the lease. Prior to the transfer, Party B shall pay monthly damages equal to the agreed original rent.

Party B shall be responsible for damages of Party A caused by the failure of transfer in due time.

Where Party A is able to purchase buildings on the land based on the Regulation Regarding the Science Park Workshop and Relevant Buildings, Party B shall not refuse.

Article 21

All the requests and notifications related to this lease shall be made in Chinese in writing and they shall be delivered in person or mailed to the other party according to the addresses of both parties listed under this lease.

Either party shall notify the other party in writing of any changes in their addresses within 7 days of such changes.

Deliveries according to the addresses listed under this lease shall be deemed as lawful deliveries before such notifications.

Article 22

Party B shall absolutely perform its obligations prescribed under the terms and conditions of this lease and shall seek a guarantor of joint responsibilities (Party C) on its own. The guarantor shall, after thoroughly reading this lease, sign its name and affix its seal in the column reserved for guarantors. A photocopy of its ID shall also be retained as an attachment of this lease. The photocopy of the ID shall be the front side of the ID. Party B and the guarantor of joint responsibilities shall warrant that the photocopy is exactly the same as the original and is free of any fraud or dishonesty.

The guarantor of joint responsibilities shall unconditionally bear joint responsibilities along with Party B in case Party B breaches any of the terms and conditions of this lease. Party C shall also agree to waive its right of discussion under Article 745 of the Civil Code.

The guarantor of joint responsibilities is not allowed to be exempt from its liabilities without prior approval from Party A if Party C wants to exit from the guarantee midway.

Apart from a guarantee, Part B can also fulfil obligations by written joint guarantee of banks, joint guarantee insurance policy of insurance company, time deposit certificate with pledge of financial institutions, or other forms approved by Party A, provided that the guarantee commences prior to or on the execution date of the agreement.

For written joint guarantee of banks, joint guarantee insurance policy of insurance company, time deposit certificate with pledges of financial institutions, or other forms approved by Party A, the executor of guarantee liabilities shall hold the same responsibilities and guarantee with the guarantor of joint responsibilities. The due time or expiry date to which the written guarantee is kept in registration in light of related authority or financial laws and regulations shall extend over sixty (60) days more than the lease period hereto.

Article 23

Both parties concluding the lease hereto herby make the presentation that they are duly authorized, and are properly empowered to enter into this lease.

The stamp and seal with which Party B uses for lease execution shall be both consistent with the same that Party B deposits with Party A in the corporate registration procedures.

Article 24

Parties agree that any lawsuit arising out of the lease shall be governed by the laws of Republic of China and the Taiwan Hsin Chu District Court shall have jurisdiction as the court of first instance.

Article 25

The lease is made in duplicate copies and each party shall keep one copy for filing.

[illegible seal]

Parties to this lease:

Party A: Science Park Administration

Duly authorized representative: Yan Zongming [illegible seals]

Address: No. 2, Xin’an Road, Hsin Chu, Taiwan

Party B: Optronics International Corp

Duly authorized representative: Magnier

Address: No 46 Park Road 2nd, Hsin Chu Science Park, Taiwan [illegible seals]

Guarantor of joint responsibilities for Party B: Qiu Mingji [seal]: Qiu Mingji

ID Number of the guarantor of joint responsibilities: Q120811843

January 1, 2009